Exhibit 3.11(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CONCRETE XIV ACQUISITION, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

CONCRETE XIV ACQUISITION, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article FIRST is amended to read in its entirety as follows:

“FIRST: The name of the Corporation is “BWB, Inc. of Michigan.”

SECOND: The amendment to the Certificate of Incorporation effected hereby has been proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and attested by its Secretary as of this 12th day of April, 2000.

CONCRETE XIV ACQUISITION, INC.

/s/ Donald C. Wayne

Donald C. Wayne, Secretary